Exhibit 99.1

DERMIRA ANNOUNCES CLOSING OF 3.00% CONVERTIBLE SENIOR NOTES OFFERING

MENLO PARK, Calif., May 16, 2017 — Dermira, Inc. (NASDAQ: DERM) announced today the closing of its previously announced offering of 3.00% Convertible Senior Notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Dermira issued $287.5 million aggregate principal amount of notes, including $37.5 million aggregate principal amount of notes issued pursuant to the initial purchasers’ exercise in full of the over-allotment option.

The net proceeds from the offering were approximately $278.1 million after deducting fees and commissions and estimated offering expenses payable by Dermira.

The notes are senior, unsecured obligations of Dermira. Dermira intends to use the net proceeds that it receives from the offering for working capital, capital expenditures and other general corporate purposes. Dermira may also use a portion of the net proceeds from the offering to expand its business by in-licensing or acquiring, as the case may be, product candidates, technologies, compounds, other assets, commercial products or complementary businesses; however, Dermira has no current commitments or obligations to do so.

Leerink Partners LLC and Cowen and Company, LLC acted as joint book-running managers for the offering, and Mizuho Securities USA LLC and Needham & Company, LLC acted as co-managers for the offering. Evercore Group L.L.C. acted as Dermira’s financial advisor for the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Dermira’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes were made only by means of a private offering memorandum.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the expected use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether Dermira will close the offering of the notes on the expected date, or at all, prevailing market and other general economic conditions, whether Dermira will be able to satisfy the conditions required to close any sale of the notes, and the fact that Dermira’s management will have broad discretion in the use of the proceeds from any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Dermira’s business and financial results, please review the “Risk

Factors” described in Dermira’s Annual Report on Form 10-K for the year ended December 31, 2016 and Dermira’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission, or SEC, and in Dermira’s other filings with the SEC. Except as may be required by law, Dermira does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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